EXHIBIT 15.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MER Telemanagement Solutions Ltd.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-12014 and No. 333-123321) and Form F-3 (File No. 333-128225) of Mer Telemanagement Solutions Ltd., of our report dated January 18, 2008 relating to the financial statements of TABS Brazil Comercio e Servicos de Software Ltda. as of December 31, 2007 and 2006 ,which reports appear in this Annual Report on Form 20-F of Mer Telemanagement Solutions Ltd. for the year ended December 31, 2008.


/S/ BDO TREVISAN AUDITORES INDEPENDENTES

BDO TREVISAN AUDITORES INDEPENDENTES

Sao Paulo - SP - Brazil

Sao Paulo - Brazil, March 28, 2009